Exhibit 99.1

FOR FURTHER INFORMATION:	RE: FTI Consulting, Inc.

AT FTI CONSULTING:	AT FINANCIAL RELATIONS BOARD:

Jack Dunn	Marilyn Windsor	Lisa Fortuna	Tim Grace
Chairman, President & CEO	General Inquiries	Analyst Inquiries	Media Inquiries
(410) 224-1483	(702) 515-1260	(312) 640-6779	(312) 640-6667

FOR IMMEDIATE RELEASE

MONDAY, JUNE 7, 2004

FTI CONSULTING APPOINTS TWO INDEPENDENT DIRECTORS TO FILL VACANCIES ON BOARD

ANNAPOLIS, MD, June 7, 2004—FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting, announced today that its Board of Directors has appointed two independent directors, Mark H. Berey and Gerard E. Holthaus, filling all Board vacancies and bringing the total number of directors to eight. Berey and Holthaus will also serve on the Audit Committee of the Board. They will serve as Class III directors whose terms expire at FTI’s annual meeting of stockholders in the spring of 2005.

Berey, 52, is executive vice president – business development, chief financial officer and a director of Avendra, LLC, a private procurement company formed in 2001 to serve the hospitality industry in North America and the Caribbean. From 2000 to 2001, Berey was executive vice president and chief financial officer of Discovery.com. Prior to mid-2000, he was the senior vice president and chief financial officer for Giant Food, Inc.

Holthaus, 54, is the chairman of the board, president and chief executive officer of Williams Scotsman, Inc. Prior to being elected to that position in 1997, Holthaus was the chief financial officer of that company. Privately held Williams Scotsman is the largest provider of mobile office space and modular buildings in the United States.

Commenting on these appointments, Jack Dunn, FTI’s chairman, chief executive officer and president, said, “The addition of Mark and Gerry to our Board underscores our commitment to good corporate governance. They bring to FTI and its stockholders unquestioned integrity, a wealth of experience and a tremendous amount of energy and enthusiasm for our company. We believe that we will benefit enormously from their addition to our Board.”

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FTI Consulting, Inc.

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting. Strategically located in 24 of the major US cities and London, FTI employs approximately 1,000 professionals consisting of numerous PhDs, MBAs, CPAs, CIRAs and CFEs who are committed to delivering the highest level of service to our clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

FTI is on the Internet at www.fticonsulting.com